                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Florida Banks, Inc. on Form S-4 of our reports dated March 20, 1998 relating to Florida Banks, Inc. and February 27, 1998 relating to First National Bank of Tampa, appearing in Registration Statement No. 333-51095 of Florida Banks, Inc. on Form S-4, as declared effective by the Securities and Exchange Commission on July 9, 1998, and to the incorporation by reference in this Registration Statement of Florida Banks, Inc. on Form S-4 of the references to us under the headings "Selected Financial Data" and "Experts" appearing in Registration Statement No. 333-51095 of Florida Banks, Inc. on Form S-4 as declared effective by the Securities and Exchange Commission on July 9, 1998.

Deloitte & Touche LLP

Jacksonville, Florida
August 3, 1998